Press release

Inova Technology establishes Australian Subsidiary and CEO invests $100,000

Santa Monica, CA, May 22, 2007 – Inova Technology, (formerly Edgetech Services Inc. (stock symbol OTCBB: EDGH) has established an Australian subsidiary and its CEO, Adam Radly has agreed to invest $100,000.

The subsidiary is named Inova Technology Australia, Pty Ltd. It will be based in Melbourne and will immediately focus on sales and distribution of the Company’s proprietary RFID products in addition to providing RFID consulting services.

Inova CEO, Mr Adam Radly said “We have identified numerous RFID opportunities in Australia and we’re looking forward to establishing a presence that will be able to take advantage of them as quickly as possible.”

Inova CEO, Adam Radly has also increased his investment in Inova (through investment vehicle Soputhbase LLC) by another $100,000, bringing the total amount invested into Inova to $500,000. Mr Adam Radly said “I’m extremely pleased with the opportunities we have in the pipeline and I’m happy to be able to invest into the company and help the company at this very early but critical growth stage”

Inova subsidiary, RightTag, recently became a member of IBM’s PartnerWorld and has commenced development of products that will make its RFID products compatible with various RFID solutions provided by IBM. IBM has already purchased several RFID readers from RightTag.

After the development process is complete RightTag products will appear on a catalog of IBM validated devices.  This will allow RightTag to partner with IBM when IBM provides RFID solutions to its customers.

RightTag has more than 200 customers on six continents. Their customers include: Vodafone, Siemens, US Naval Research Laboratory, Lockheed Martin, Intel, BT, Ohio University, and The US Department of Defense.

Retail RFID sales will top $4 billion by 2011, according to a report from Frost & Sullivan. The RFID industry should grow to $26.9 billion by 2015 from $1.95 billion in 2005, according to a report by Research and Markets.

About Inova Technology / Edgetech Services, Inc.

Inova Technology, Inc. (formerly Edgetech Services, Inc.) has two business units, one providing IT consulting services and data storage solutions to government and corporate customers and another that develops and sells RFID solutions. The RFID unit is developing proprietary RFID products as well as seeking appropriate acquisition opportunities. Edgetech recently changed its name Inova Technology and is waiting for the OTCBB to update its listing information.

About Right Tag, Inc.

RightTag manufactures RFID equipment and provides RFID consulting. RightTag's current RFID product line includes handheld scanners, desktop scanners, printers, tags and related products. RightTag has more than 200 customers in several countries. RightTag has filed for several RFID patents. URL: www.righttag.com.

Press contact: Adam Radly, ir@inovatechnology.com, Phone 310-857-6666